Exhibit 10.1
GUARANTY

GUARANTY (this “Guaranty”), effective as of 12:00 a.m. on January 1, 2019 , is executed and delivered by Assured Guaranty Re Ltd., an insurance company registered and licensed under the laws of the Islands of Bermuda (“Parent”), for the benefit of Assured Guaranty Re Overseas Ltd., an insurance company registered and licensed under the laws of the Islands of Bermuda (“Subsidiary”).

WITNESSETH

WHEREAS, Parent is the parent of Subsidiary;

WHEREAS, to further support the claims paying resources of Subsidiary, Parent has agreed to guaranty the payment obligations of Subsidiary; and

WHEREAS, the corporate interests of Parent will be benefited by entering into this Guaranty.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Guaranty.

A.    Parent, on behalf of itself and any successors, unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of Subsidiary (the “Guaranteed Obligations”). This Guaranty is a guaranty of payment and not of collection.

B.    This Guaranty is issued by Parent for the benefit of the holders of the Guaranteed Obligations (the “Holders”) and the Holders are hereby made third-party beneficiaries and may directly claim upon and enforce the obligations of Parent hereunder as provided herein.

C.    Parent will pay any amount due to a Holder under this Guaranty directly to such Holder not later than the Business Day following the day on which Parent shall have received notice of a claim containing the same information as Holder is required to present to Subsidiary in respect of the applicable Guaranteed Obligation for payment of that amount, but in no event shall Parent have any obligation to make any payment earlier than the Business Day on which Subsidiary would have been required to make that payment under the terms of the applicable Guaranteed Obligation. “Business Day” means any day other than (i) a Saturday or Sunday; or (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in Bermuda.

Section 2. Liability Irrevocable and Unconditional. Parent hereby guarantees that the Guaranteed Obligations will be paid strictly in accordance with their terms, as such terms may be amended or endorsed from time to time. The liability of Parent under this Guaranty shall be irrevocable and unconditional to the fullest extent permitted by applicable law, irrespective of any other circumstance or condition that might otherwise constitute a legal or equitable discharge of a surety or guarantor, including fraud in the inducement or fact; the intent of this Guaranty being that the obligations of Parent hereunder shall be irrevocable and unconditional under all circumstances and shall not be discharged except by payment as provided for herein.

Section 3. Waiver. Parent hereby expressly waives any circumstance or condition that, in the absence of such waiver, would release Parent from its liability hereunder. Parent also expressly waives, as a defense against part or all of any payment due by Parent to a Holder hereunder, any right of set-off and counterclaim that Parent would have against Subsidiary.

Section 4. Preferential Payments. The guaranty provided under Section 1 shall reinstate to the extent of any payment on any Guaranteed Obligation by Subsidiary or Parent which, under applicable law, including proceedings in bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, is subsequently voided in whole or in part as a preferential payment, invalidated, declared to be fraudulent, set aside, and/or required to be repaid to Subsidiary or Parent or their respective estate, trustee, receiver, or any other party.

Section 5. No Duplicate or Accelerated Payment. Nothing herein shall be construed to require payment by Parent of amounts that have been previously paid by Subsidiary except as specifically provided in Section 4 of this Guaranty or to require payment of any amounts that are not due under the terms of the applicable Guaranteed Obligations.

Section 6. Policy Obligations are Pari Passu. To the extent a Guaranteed Obligation covered hereunder consists of an obligation of Subsidiary under an insurance policy issued by Subsidiary (a “Subsidiary Policy Obligation”), Parent’s guaranty of such Subsidiary Policy Obligation pursuant to the terms of this Guarantee shall rank pari passu with the Parent’s obligations under its own insurance policies.

Section 7. Subrogation. Parent hereby unconditionally agrees that until the payment and satisfaction in full of all payments guaranteed hereby, it shall not exercise any right or remedy arising by reason of any performance by it of this Guaranty, whether by subrogation or otherwise, against Subsidiary.

Section 8. No Waiver. No failure on the part of Subsidiary to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any other right or remedy.

Section 9. Continuing Effect, Assignment. This Guaranty is a continuing guarantee that: (i) shall be binding upon Parent, its successors and assigns, and (ii) shall inure to the benefit of, and be enforceable by, the Holders, their successors and assigns, to the extent of claims on Guaranteed Obligations which are not satisfied by Subsidiary.

Section 10. Amendment. This Guaranty may not be amended except as provided in Section 11; provided, however, that the notice provisions may be changed under Section 12.

Section 11. Termination. This Guaranty shall terminate at the earlier of (i) 11:59 p.m., Bermuda Time, on December 31, 2023; or (ii) the “Stand Alone Date.” Notwithstanding the expiration of this Guaranty, the Guaranty shall remain in full force and effect for each Guaranteed Obligation issued or incurred by Subsidiary on or prior to the date of expiration of this Guaranty. The Stand Alone Date is the date on which each of the following two events has occurred: (i) S&P Global Ratings has advised Subsidiary that it would rate Subsidiary as having a financial strength rating equal to the financial strength rating of Parent without regard to this Guaranty; and (ii) A.M. Best Company, Inc. has advised Subsidiary that it would rate Subsidiary as having a financial strength rating equal to the financial strength rating of Parent without regard to this Guaranty. Parent may amend the date “December 31, 2023” to any later date.

Section 12. Notice. All notices or demands on Parent shall be deemed effective when given and shall be in writing and sent by certified mail, and addressed to Parent at the following address or at the address that Parent maintains its corporate office at the time of any such notice:

Assured Guaranty Re Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
Attention: President

Section 13. Illegality or Unenforceability. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, the illegal or unenforceable provision shall be stricken, and the remainder of the Guaranty shall be reformed in order to carry out the intentions of the parties as reflected herein.

Section 14. Entire Agreement. This Guaranty constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties, whether oral or written, with respect to the subject matter hereof.

Section 15. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Parent has duly executed and delivered this Guaranty as of the day and year first above written.

ASSURED GUARANTY RE LTD.

By:    /s/ GARY BURNET

Name: Gary Burnet

Title:    President

2